UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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DUNDEEWEALTH FUNDS
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DundeeWealth Funds

The press release below details important information concerning the February 1, 2011 change in ownership of DundeeWealth Inc., the parent company of DundeeWealth US, LP (“DWUS”), the investment manager to the DundeeWealth Funds (the “Transaction”).  The Transaction constituted an assignment, automatically terminating the current investment management agreement between DWUS and the DundeeWealth Funds and the various sub-advisory agreements which DWUS has executed in connection with the day to day portfolio management of the DundeeWealth Funds (the “Current Agreements”).  In anticipation of the Transaction, the Board of Trustees of the DundeeWealth Funds approved interim investment management and sub-advisory agreements (the “New Agreements”).  The Interim Agreements provide that, during the interim period between the date of the Transaction and until shareholder approval of the New Agreements, DWUS and each sub-adviser will continue to act as investment manager and sub-adviser to the DundeeWealth Funds on substantially the same terms and with the same fee structure as the Current Agreements, except that the compensation earned by DWUS and each sub-adviser will be held in interest bearing escrow accounts until shareholder approval of the New Agreements.  A special meeting of the DundeeWealth Funds’ shareholders will be held at which shareholder approval of the New Agreements will be sought.  A proxy statement related to the proposed approval of the New Agreements will be sent to shareholders in the first quarter of 2011.

Please carefully read the proxy statement when it is available because it will contain important information.  The proxy statement, and other relevant documents, will be available for free on the websites of the Securities and Exchange Commission (www.sec.gov) and DWUS (www.dundeewealthus.com).

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Scotiabank Completes Acquisition of DundeeWealth

TORONTO, Feb. 1 /CNW/ - Scotiabank announced today that approximately 118 million common shares as well as all of the special shares, series C and first preference shares, series X were tendered to Scotiabank’s offer (the “Offer”) to acquire DundeeWealth Inc. (“DundeeWealth”).  The Offer expired at 12:01 a.m. ET today.

“The completion of this transaction brings the strengths of DundeeWealth and Scotiabank together,” said Chris Hodgson, Group Head, Scotiabank Global Wealth Management.  “We are committed to building on our individual strengths in serving clients, providing value to our shareholders and offering employees a great place to work. In the days ahead, we will be working closely with David Goodman and the DundeeWealth team to provide a seamless transition for our stakeholders.”

Scotiabank has taken up and accepted for payment all of the shares tendered.  Payment to depositing DundeeWealth shareholders will be made by the depositary as soon as practicable.  Scotiabank now owns approximately 120 million common shares (representing 97.06% of the issued and outstanding common shares) and all of the issued and outstanding special shares, series C, special shares, series F and first preference shares, series X.  All of the special shares, series D were converted into common shares prior to expiry of the Offer.

Scotiabank will acquire the remaining common shares pursuant to the compulsory acquisition procedures of the Business Corporations Act (Ontario), as described in its take-over bid circular.  Upon the completion of such compulsory acquisition, Scotiabank will apply to de-list the common shares from the Toronto Stock Exchange.

“This is an exciting stepping stone for DundeeWealth in our pursuit of international exposure, growth and recognition,” said David Goodman, President and CEO of DundeeWealth. “By remaining focused on the same ambitions of entrepreneurialism and independent thinking that have guided our past, we move forward confidently into the future with the support of a new partner. DundeeWealth’s relationship with Scotiabank offers our shareholders immediate value and a strong promise for the future.”

About Scotiabank

Scotiabank is one of North America’s premier financial institutions and Canada’s most international bank. With more than 70,000 employees, Scotiabank Group and its affiliates serve some 18.6 million customers in more than 50 countries around the world. Scotiabank offers a broad range of products and services including personal, commercial, corporate and investment banking. With assets above $526 billion (as at October 31, 2010), Scotiabank trades on the Toronto (BNS) and New York Exchanges (BNS). For more information please visit www.scotiabank.com.

About DundeeWealth Inc.

DundeeWealth is a Canadian wealth management company majority owned by Scotiabank. With $83.3 billion in fee earning assets under management, DundeeWealth provides diversified wealth and investment management solutions which include alternative and tax-advantaged products and advisory services to financial advisors, institutions, corporations and foundations. It supports innovative wealth management through a network of independent financial advisors who operate under the DundeeWealth brand across Canada. Its award winning family of select hedge funds and mutual funds, Dynamic Funds®, managed by Goodman & Company, Investment Counsel Ltd., is also available outside of Canada through distribution platforms in Europe and the United States.

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For further information:

Kingsdale Shareholder Services Inc.
416-867-2272 or 1-866-851-9601 (toll free in North America only)
contactus@kingsdaleshareholder.com

Scotiabank

Peter Slan, Senior Vice President, Investor Relations
(416) 933-1273

Ann DeRabbie, Director, Media Communications
(416) 933-1344

DundeeWealth

Robert Pattillo, Executive Vice-President, Marketing and Communications
(416)365-6466

Myra Reisler, Director, Public Affairs
(416) 365-5370